Exhibit 99.1

News Release

Sunoco LP Appoints Thomas R. Miller as Chief Financial Officer

HOUSTON, May 4, 2016 -- Sunoco LP (NYSE: SUN) (“Sunoco”) today announced the appointment of Thomas R. Miller as Chief Financial Officer of Sunoco GP LLC, the general partner of Sunoco, effective May 9, 2016.

“We are pleased to welcome Tom to our executive management team as our Chief Financial Officer. Tom brings nearly two decades of executive leadership and corporate finance experience in the energy industry,” said Robert W. Owens, President and Chief Executive Officer of Sunoco’s general partner.

“With his outstanding track record of value creation and extensive financial and strategic expertise, we look forward to realizing the benefit of his contributions to Sunoco’s continued growth and success.”

Mr. Miller most recently served as the Senior Vice President, Chief Financial Officer and Treasurer of Cleco Corporation, a position he was appointed to in 2013. Mr. Miller joined Cleco Corporation in 2012 as Vice President and Treasurer. Prior to Cleco, he served as Senior Vice President and Treasurer of Solar Trust of America from 2010 to 2012 and Vice President of Treasury and Capital Markets Financing Director at Exelon Corporation from 1999 to 2010. Earlier in his career, Mr. Miller spent 12 years at Conoco, Inc., where he held various roles of increasing responsibility in financial strategy, business development and economic analysis.

Mr. Miller holds a Bachelor of Arts degree from Indiana University and a Master of Business Administration from The University of Chicago.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,300 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in Sunoco's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow, Senior Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst – Investor Relations and Finance

(610) 833-3776, patrick.graham@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

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